EXHIBIT 5.1

Akerman LLP
One Southeast Third Avenue
Suite 2500
Miami, FL 33131-1714
Tel: 305.374.5600
Fax: 305.374.5095

May 27, 2015

NV5 Holdings, Inc.

200 South Park Road, Suite 350

Hollywood, Florida 33021

Re:     Common Stock registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to NV5 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement dated May 22, 2015 (the “Underwriting Agreement”) by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of 1,430,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and up to an additional 214,500 shares of Common Stock (the “Option Shares”) at the Underwriters’ option. The Firm Shares and the Option Shares are collectively referred to herein as the “Securities.”

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

a)

the registration statement on Form S-3 (File No. 333-198113) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2014, as amended, under the Securities Act, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on August 27, 2014 (such registration statement, as so amended, being hereinafter referred to as the “Initial Registration Statement”);

b)

the registration statement on Form S-3MEF (File No. 333-204362) of the Company filed with the Commission pursuant to Rule 462(b) under the Securities Act (such registration statement, at the time it became effective, being hereinafter referred to as the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statement”);

c)	the prospectus, dated August 27, 2014, which forms a part of and is included in the Registration Statement;

d)

the prospectus supplement, dated May 22, 2015, relating to the offering of the Securities, in the form filed by the Company pursuant to Rule 424(b) under the Securities Act, which forms a part of and is included in the Registration Statement (the “Prospectus Supplement”);

e)	an executed copy of the Underwriting Agreement;

f)	the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware;

g)	the By-Laws of the Company, as in effect as of the date hereof , as certified by the Secretary of the Company; and

akerman.com

NV5 Holdings, Inc.

May 27, 2015

h)

certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the Registration Statement, the issuance of the Securities and related matters, as certified by the Secretary of the Company.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the federal securities laws of the United States of America and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that when the Securities have been delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Securities will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ AKERMAN LLP